CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
5.80% Medium-Term Notes, Series D Due November 16, 2041	$325,000,000	$37,245

(1)	Excludes accrued interest, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Prudential Financial, Inc.’s Registration Statement on Form S-3 (Nos. 333-157848, 333-157848-01, 333-157848-02).

Filed pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-157848
333-157848-01
333-157848-02

Pricing Supplement No. 14, dated November 10, 2011

to the Prospectus, dated March 11, 2009, and

the Prospectus Supplement, dated March 11, 2009.

$325,000,000

PRUDENTIAL FINANCIAL, INC.

5.80% MEDIUM-TERM NOTES, SERIES D,

DUE NOVEMBER 16, 2041

The notes being purchased have the following terms:

UNDERWRITER AND PRINCIPAL AMOUNT:

HSBC Securities (USA) Inc.	$69,062,500
J.P. Morgan Securities LLC	$69,062,500
Morgan Stanley & Co. LLC	$69,062,500
UBS Securities LLC	$69,062,500
Lloyds Securities Inc.	$8,125,000
Mitsubishi UFJ Securities (USA), Inc.	$8,125,000
Mizuho Securities USA Inc.	$8,125,000
SMBC Nikko Capital Markets Limited	$8,125,000
U.S. Bancorp Investments, Inc.	$8,125,000
Blaylock Robert Van, LLC	$2,031,250
CastleOak Securities, L.P.	$2,031,250
C.L. King & Associates, Inc.	$2,031,250
Loop Capital Markets LLC	$2,031,250

TOTAL	$325,000,000

STATED MATURITY: November 16, 2041

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: November 10, 2011

ORIGINAL ISSUE DATE: November 16, 2011

ORIGINAL ISSUE PRICE: 99.046%

UNDERWRITERS’ COMMISSION: 0.875%

NET PROCEEDS TO PRUDENTIAL FINANCIAL, INC. (before expenses): 98.171% or $319,055,750

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

global form only: Yes

non-global form available:

CUSIP NO.: 74432QBU8

REDEMPTION AND REPAYMENT: The notes will be redeemable at any time, in whole or in part, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30 day months, at the CMT rate, using a weekly average as displayed on Reuters page FEDCMT (as described in the Prospectus Supplement dated March 11, 2009 relating to the notes) plus 45 basis points. The redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed.

INTEREST RATE IS FIXED: Yes

Annual Rate: 5.80%

INTEREST RATE IS FLOATING: No

Base Rate:

Base Rate Source:

Initial Interest Rate:

Spread, if any:

Spread Multiplier, if any

Interest Reset Dates:

Interest Payment Dates:

Record Dates:

Index Maturity:

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

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INTEREST PAYMENT DATES: Semi-annually on May 16 and November 16 of each year, commencing May 16, 2012 and ending on the Stated Maturity (or, if any such day is not a business day, the next succeeding business day)

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder and under Pricing Supplement No. 13, dated November 10, 2011, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial, Inc. may be required to file with the Securities and Exchange Commission, or SEC, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial, Inc. has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial, Inc. may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial, Inc.’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial, Inc.’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, Inc., acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial, Inc.’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Concurrent Offering

Concurrent with this offering of notes, we are also offering $400 million aggregate principal amount of 4.50% Medium-Term Notes, Series D, due November 16, 2021.

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes, including refinancing a portion of our $250 million 5.80% Medium-Term Notes due June 15, 2012, $600 million 3.625% Medium-Term Notes due September 17, 2012 and $600 million 5.15% Medium-Term Notes due January 15, 2013.

Supplemental Plan of Distribution; Conflicts of Interest

We estimate that our total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $300,000. We and the underwriters have entered into an agreement regarding a reimbursement of our offering expenses.

Certain underwriters also hold a portion of the series of notes listed above in “Use of Proceeds” that will be refinanced with the proceeds from the sale of the notes in this offering. Accordingly, because more than 5% of the proceeds of this offering will be directed to J.P. Morgan Securities LLC, a conflict of interest under FINRA Rule 5121 is deemed to exist, and this offering will be conducted in accordance with that rule. As required by FINRA Rule 5121, J.P. Morgan Securities LLC will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

HSBC	J.P. Morgan	Morgan Stanley	UBS Investment Bank

Lloyds Securities	Mitsubishi UFJ Securities	Mizuho Securities	SMBC Nikko	US Bancorp

Blaylock Robert Van, LLC	CastleOak Securities, L.P.	C.L. King & Associates	Loop Capital Markets

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